Exhibit 10.1

June 4, 2012

Mack Asrat
1734 Villarita Drive
Campbell, California  95008

Re:    Employment Terms

Dear Mack:

Silicon Graphics International Corp. (the “Company”), is pleased to offer you the position of Vice President, Corporate Controller (the “VP, Corporate Controller”), on the following terms. Your employment shall commence on June 27, 2012 (the “Start Date”).

1)
POSITION. You will serve in an executive capacity and shall perform the duties of VP, Corporate Controller as commonly associated with this position, as specified in the Bylaws of the Company, and as required by the Executive Vice President and Chief Financial Officer (the “EVP & CFO”). You will report to the EVP & CFO. Of course, the Company may change your position, duties, and work location from time to time in its discretion, subject to the terms of this offer letter agreement.

2)	COMPENSATION.

a)	Base Salary. Your initial annual base salary will be $225,000, less standard payroll deductions and withholdings. You will be paid bi-weekly in accordance with Company practice and policy.

b)
Performance Bonus. In addition, you are eligible to earn a quarterly target bonus of $19,687.50, based upon the Company’s performance with respect to applicable performance targets, which are expected to include revenue and profitability targets. Any such bonus payment shall be deemed earned upon the fulfillment of targets and your continued employment through the bonus payment date, and shall be paid within a reasonable period of time, but not later than 45 days, after the end of the quarter. The Company will determine in its sole discretion whether the performance targets have been achieved, whether you have earned a bonus, and the amount of any earned bonus.

c)
Advance Bonus. You will be entitled to an advance bonus in the amount of $40,000 to be paid upon the first pay period following the successful completion of one year of continuous employment. The advance bonus will be subject to standard deductions and withholdings.

d)
Review of Compensation. Your base salary and bonus eligibility will be reviewed on an annual or more frequent basis by the Compensation Committee and are subject to change in the discretion of the Compensation Committee, subject to the terms of this offer letter agreement.

3)	EQUITY AWARD.

a)
Equity Grants. Subject to Compensation Committee approval, the Company will issue you an option (the “Option Award”) to purchase 20,000 shares of the Company’s common stock pursuant to the Company’s Equity Incentive Plan (the “Plan”) at an exercise price equal to the fair market value of the stock as of the date of grant, as determined by the Compensation Committee. In addition, subject to Compensation Committee approval, the Company will grant you the right to receive 3,500 shares of the Company’s common stock pursuant to the Plan (the “Restricted Stock Unit Award”).

b)
Vesting Schedule. The Option Award will be subject to a four-year vesting period that requires your continuous service to the Company as an employee or consultant (as defined in the Plan and the Stock Option Award Agreement), with 25% of the Option Award vesting upon completion of your first year of continuous service as an employee or consultant, and an additional 2.0833% of the Option Award vesting for each full month of your continuous service as an employee or consultant following such first year. The Restricted Stock Unit Award will be subject to a four-year vesting period that requires your continuous service to the Company as an employee or consultant (as defined in the Plan and the Stock Unit Award Agreement), with 25% vesting upon completion of the first year of continuous service as an employee or consultant, and an additional 6.25% of such Restricted Stock Unit Award vesting for each 3 months of continuous service as an employee or consultant after such first year.

c)
Governing Documents. The Option Award will be governed in full by the terms and conditions of the Plan and your individual Option Award Agreement; the Restricted Stock Unit Award will be governed in full by the terms and conditions of the Plan and the Stock Unit Award Agreement.

4)
EMPLOYEE BENEFITS. You will be eligible to participate in the Company’s standard employee benefit plans provided by the Company to its executive employees generally in accordance with the terms and conditions of the plans and applicable policies that may be in effect from time to time, and including but not limited to group health insurance coverage, disability insurance, life insurance, ESPP, 401(k) Plan, and paid time off and paid holidays. You will be eligible for reimbursement of your legitimate and documented business expenses incurred in connection with your employment, pursuant to the Company’s standard reimbursement expense policy and practices. The Company may modify its benefits programs and policies from time to time in its discretion.

5)
PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. As a condition of your employment, you are required to sign and abide by the Company’s Proprietary Information and Inventions Agreement (the “Non-Disclosure Agreement”), attached hereto as Exhibit A.

6)	SERVICE AS EMPLOYEE; OUTSIDE ACTIVITIES.

a)
Location and Duties. You will work at the Company’s corporate facility currently located in Fremont, California, subject to necessary business travel. During your employment with the Company, you will devote your best efforts and substantially all of your business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company.

b)
Company Policies. Your employment relationship with the Company shall also be governed by the general employment policies and practices of the Company, including but not limited to the policies contained in the Company’s Employee Handbook (except that if the terms of this letter differ from or are in conflict with the Company’s general employment policies or practices, this letter will control), and you will be required to abide by such general employment policies and practices of the Company.

c)
Other Activities. Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company. Subject to the restrictions set forth herein and only with the prior written consent of the Board, you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities not expressly mentioned in this paragraph.

d)
Conflict of Interest. During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant for or on behalf of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange.

7)
AT-WILL EMPLOYMENT RELATIONSHIP. Your employment relationship with the Company is at-will. Accordingly, both you and the Company may terminate the employment relationship at any time, with or without Cause (as defined below), and with or without advance notice.

8)	DEFINITIONS.

a)
Definition of “Cause.” For purposes of this offer letter agreement, “Cause” is defined as one or more of the following events: (i) the indictment or conviction for a felony or other crime, or any misdemeanor involving moral turpitude; (ii) the commission of any other act or omission involving fraud or intentional deceit with respect to the Company or any of its affiliates or any of their directors, stockholders, partners or members; (iii) any act or omission involving dishonesty that causes material injury to the Company or any of its affiliates or any of their directors, stockholders, partners or members; (iv) gross negligence with respect to the Company or any of its subsidiaries; (v) willful misconduct with respect to the Company or any of its subsidiaries; (vi) any other material breach of your contractual, statutory, or common law obligations to the Company; provided, however, that, it shall only be deemed Cause pursuant to clause (vi) if you are given written notice describing the basis of Cause and, if the event is reasonably susceptible of cure, you fail to cure within thirty (30) days.

b)
Definition of “Good Reason.” For purposes of this offer letter agreement, “Good Reason” is defined as one or more of the following conditions that occur without your written consent: (i) the assignment to you, or the removal from you, of any duties or responsibilities that results in the material diminution of your authority, duties or responsibilities as VP, Corporate Controller, including a Change in Control that results in your no longer serving as the VP, Corporate Controller or any similar position; (ii) a material reduction by the Company of your base salary; (iii) the Company’s material breach of its obligations to you under this offer letter agreement; or (iv) your office relocation to a location more than fifty miles from your then present location; provided however that, it shall only be deemed Good Reason pursuant to the foregoing definition if (x) the Company is given written notice from you within ninety (90) days following the first occurrence of a condition that you consider to constitute Good Reason describing the condition and fails to remedy such condition within thirty (30) days following such written notice, and (y) you resign from employment within ninety (90) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

c)
Definition of “Change in Control.” For purposes of this offer letter agreement, “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of either of the following events:

i)
There is consummated (A) a merger, consolidation or similar transaction involving (directly or indirectly) the Company or (B) a tender offer or exchange offer addressed to the stockholders of the Company and, in either event, immediately after the consummation of such merger, consolidation or similar transaction or such tender or exchange offer, the stockholders of the Company immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction; or

ii)
There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.
The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

9)
SEVERANCE BENEFITS. If, your employment is terminated by the Company without Cause, or by you for Good Reason; and if, within 60 days following the date of termination of your employment, you sign, date, return to the Company and allow to become effective a release of all claims in a form satisfactory to the Company in its sole discretion (the “Release”), then you shall be entitled to receive the following severance benefits (the “Severance Benefits”):

a)
Severance Pay. Severance pay in the total amount equal to the sum of six (6) months of your base salary in effect as of the employment termination date. The severance pay will be subject to required payroll deductions and withholdings, and will be paid in thirteen equal installments over a period of six (6) months, with such payments made on the Company’s normal payroll schedule. For purposes of this Section 10(a), “base salary” as used herein does not include any annual performance bonus or any other bonus payment; and

b)
COBRA Benefits. If you timely elect and continue to remain eligible for COBRA, the Company will pay your COBRA premiums sufficient to continue your group health insurance coverage at the same level in effect as of your employment termination date (including dependent coverage, if applicable) for six(6) months after the employment termination date; provided that, the Company’s obligation to pay your COBRA premiums will cease earlier if you become eligible for group health insurance coverage through a new employer and you must provide prompt written notice to the Board if you become eligible for group health insurance coverage through a new employer within six(6) months after your employment termination date. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Services Act), the Company shall instead provide you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would otherwise be required to pay to continue your group health coverage in effect from the date of your termination of employment, which payments shall be made regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date on which you obtain other employment and (y) six(6) months after your employment termination date.

10)
CONDITIONS TO ELIGIBILITY TO SEVERANCE BENEFITS. Notwithstanding the foregoing, you will not be eligible for the Severance Benefits if: (A) your employment is terminated for Cause, or if you resign for any reason that does not qualify as Good Reason; or (B) in the event that you materially breach the Non-Disclosure Agreement, the Release of claims, or any other obligations you owe to the Company after termination of your employment (including but not limited to the provisions of the Non-Disclosure Agreement), and the Company’s obligation to provide the Severance Benefits (or to continue to provide such benefits) will cease immediately and in full as of the date of your breach.

11)
DEFERRED COMPENSATION. Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”). Severance benefits shall not commence until you have a “separation from service” for purposes of Section 409A. Each installment of severance benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance benefits are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and you are, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your separation from service and (ii) your death.

12)	EXCISE TAX.

a)
Reduced Amount. Anything in this agreement to the contrary notwithstanding, if any payment or benefit that you would receive pursuant to this offer letter agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (defined below). The “Reduced Amount” shall be either (y) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (z) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in your receipt, on an after-tax basis, of the greater economic benefit.

b)
Order of Reduction. Any reduction in the Payment that is required shall occur in such manner as will provide you with the greatest economic benefit. If more than one manner of reduction necessary to arrive at the Reduced Amount yields the greatest economic benefit, then payments and benefits shall be reduced pro rata.

c)
Accounting Firm. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Payment Event shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Payment Event, a nationally recognized accounting firm appointed by the Board and reasonably approved by you shall make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

d)
Calculations. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time or times as requested by the Company or you. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. The Company shall be entitled to rely upon the accounting firm’s determinations, which shall be final and binding.

13)	DISPUTE RESOLUTION.

a)
Arbitration Agreement. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, execution, or interpretation of this agreement, your employment, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Francisco, California conducted before a single neutral arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then applicable JAMS rules for the resolution of employment disputes. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding.

b)
Arbitrator Authority. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. All claims, disputes, or causes of action under this Agreement, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor brought in any private attorney general capacity or proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.

c)
Fees and Injunctive Relief. The Company shall pay all of JAMS’ arbitration fees. The parties agree that the arbitrator shall award reasonable attorneys’ fees and costs to the prevailing party in any action brought hereunder to the extent that such an award would be consistent with applicable law. The arbitrator shall have discretion to determine the prevailing party in an arbitration where multiple claims may be at issue. Nothing in this letter agreement shall prevent either you or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration.

d)
Federal Arbitration Act. This agreement is made under the provisions of the Federal Arbitration Act (9 U.S.C., Sections 1-14) (“FAA”) and will be construed and governed accordingly. It is the parties' intention that both the procedural and the substantive provisions of the FAA shall apply.

14)	MISCELLANEOUS.

a)
General Provisions. This letter, including the attached Non-Disclosure Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. Changes in your employment terms, other than those expressly reserved herein to the Company’s discretion, only can be made in a writing signed by a duly-authorized member of the Company and you. This letter agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this letter agreement shall not be construed against either party as the drafter. Any waiver of a breach of this letter agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This letter agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile signatures shall be equivalent to original signatures.

b)	Legal Right to Work. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.
ACCEPTANCE. Please sign this letter and the attached Non-Disclosure Agreement and return them to me as soon as possible to accept employment with the Company on the terms set forth herein. We are very excited about having you join us as an employee and look forward to working with you.
Sincerely,

/s/Jennifer Pratt
Jennifer Pratt
SVP, Human Resources
Silicon Graphics International, Corp.

Understood and Agreed:

/s/Mack Asrat
Mack Asrat

June 5, 2012
Date